Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com Rhonda Chiger Rx Communications Group, LLC Phone: (917) 322-2569 E-mail: rchiger@rxir.com

FOR IMMEDIATE RELEASE

MediciNova Reports First Quarter 2009 Results

SAN DIEGO, Calif. – May 15, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the first quarter ended March 31, 2009.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which was filed May 15, 2009 and is available through investors.medicinova.com/sec.cfm.

Financial Results

For the quarter ended March 31, 2009, MediciNova reported a net loss of $5.0 million, or $0.41 per share, compared to a net loss of $10.8 million, or $0.89 per share, for the same period last year. There were no revenues for the quarter ended March 31, 2009 or March 31, 2008. Research and development expenses were $3.1 million for the quarter ended March 31, 2009, compared to $6.1 million for the quarter ended March 31, 2008. The decrease in research and development expenses was primarily due to the completion of the two-year

Phase II clinical trial for MN-166 for the treatment of multiple sclerosis in the second quarter of 2008 and our continued focus on the product development program for MN-221 for the treatment of acute exacerbations of asthma. General and administrative expenses were $2.2 million for the quarter ended March 31, 2009, compared to $2.6 million for the quarter ended March 31, 2008. The decrease in general and administrative expenses was primarily due to a decrease in fees paid to third-party consultants.

As of March 31, 2009, the carrying value of our cash and cash equivalents, net of the ARS Loan, long-term investment securities and a long-term asset consisting of the ARS Put was $44.6 million, compared to $49.1 million at December 31, 2008.

At March 31, 2009, $20.9 million of our Auction Rate Securities, or ARS, consisted primarily of municipal bonds and government-guaranteed student loan securities and $2.2 million of our ARS consisted of private placement securities. None of the underlying collateral for our ARS consisted of subprime mortgages or collateralized debt obligations. Based on our discounted cash flow models, our long-term investment securities, which were designated as trading securities, declined in fair value overall and resulted in the recording of a net impairment charge of approximately $0.9 million in our consolidated statement of operations to reduce their carrying value at March 31, 2009.

In August 2008, UBS AG, the brokerage firm through which we purchased the majority of our ARS, entered into a settlement with the SEC, the New York Attorney General and other state agencies. Under the settlement, UBS issued to us Auction Rate Security Rights, which would allow us to sell to UBS the ARS held in accounts with UBS, or the ARS Rights Offer. Pursuant to the ARS Rights Offer, we received the right to sell to UBS the ARS at par value at any time during the period beginning June 30, 2010 and ending July 2, 2012, or the ARS Put. UBS also offered to us a no net cost loan program, or ARS Loan, whereby we would be able to borrow up to 75 percent of the market value, as determined by UBS at its sole discretion, of our ARS that have been pledged as collateral at an interest cost that would not exceed the interest being paid on the underlying ARS investments. In January 2009, we were approved for the ARS Loan in the amount of $15.9 million and drew down the entire preapproved amount. In February 2009, we borrowed an additional $2.2 million under the ARS Loan, bringing the total amount outstanding under the ARS Loan to $18.1 million, following UBS’ decision to increase our availability under the ARS Loan. All cash received under the ARS Loan was invested in money market accounts.

We elected to measure the ARS Put under the fair value option of Statement of Financial Accounting Standards No. 159 to mitigate the volatility in reported earnings due to the linkage of certain of our ARS and the ARS Put. The fair value of the ARS Put was also determined by a discounted cash flow valuation model with assumptions being made related to interest rate, maturity and liquidity. At March 31, 2009, based on our discounted cash flow valuation, we recorded a gain of approximately $1.0 million in our consolidated statement of operations due to an increase in the carrying value of the ARS Put.

Recent Highlights

•

In January 2009, we announced interim data from two planned reviews of the unaudited data from our Phase II MN-221 emergency department clinical trial evaluating MN-221 in patients with severe, acute exacerbations of asthma
(MN-221-CL-006). In April 2009, we reported the final data from this clinical trial. The study included a total of 29 (13 treated with standard care only and 16 treated with MN-221 plus standard care) patients with severe, acute exacerbations of asthma. No safety concerns with adding MN-221 to standardized care were identified following review of electrocardiogram, laboratory and Adverse Experience data. The hospitalization rate among patients treated with standardized care only was 46 percent (six of 13), compared to a hospitalization rate of 25 percent (four of 16) among patients treated with MN-221 plus standardized care. This represents a 45 percent decrease in the hospitalization rate for patients treated with MN-221 plus standardized care. In addition, improvement in forced expiratory volume in 1 second, or FEV1, values generally appeared to be greater for patients receiving MN-221 in addition to standardized treatment.

•

In January 2009, we announced the initiation of a randomized, double-blind, placebo-controlled Phase II emergency department clinical trial designed to evaluate the safety and efficacy of MN-221 in patients with severe, acute exacerbations of asthma by holding the Investigator’s Meeting (MN-221-CL-007). In April 2009, we announced that enrollment of patients had started in North America, with enrollment in Australia and New Zealand anticipated to begin by June 2009. We expect to enroll approximately 200 patients at Emergency Department clinical sites in North America, Australia and New Zealand and anticipate completing enrollment for the study within nine to 12 months from the start of patient enrollment. The primary efficacy endpoint will be improvement in FEV1.

“The first part of 2009 was underscored by encouraging results from our MN-221-CL-006 Phase II clinical trial, which evaluated MN-221 in its intended population of patients with severe, acute exacerbations of asthma in an emergency department setting. We look forward to further evaluating MN-221 in the larger, placebo-controlled MN-221-CL-007 Phase II clinical trial,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “We plan to continue moving MN-221 forward in the clinic, while pursuing partnering opportunities for our other prioritized product candidate, MN-166 for the treatment of multiple sclerosis.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis, and either pursue development independently, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

(Tables Follow)

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,789,952	$19,297,284
Prepaid expenses and other current assets	1,224,477	718,317

Total current assets	34,014,429	20,015,601
Property and equipment, net	305,692	368,299
Long-term investments	23,111,115	24,047,314
Long-term asset	6,755,571	5,792,701

Total assets	$64,186,807	$50,223,915

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$948,611	$392,572
ARS loan payable	18,058,366	—
Accrued expenses	1,211,121	1,011,916
Income taxes payable	—	9,748
Accrued compensation and related expenses	227,416	765,147

Total current liabilities	20,445,514	2,179,383
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 30,000,000 shares authorized at March 31, 2009 and December 31, 2008; 12,072,027 shares issued at March 31, 2009 and December 31, 2008	12,072	12,072
Additional paid-in capital	277,050,130	276,361,775
Accumulated other comprehensive loss	(69,262)	(29,744)
Treasury stock, at cost; 66,235 shares at March 31, 2009 and 87,314 shares at December 31, 2008	(1,276,047)	(1,317,362)
Deficit accumulated during the development stage	(231,975,600)	(226,982,209)

Total stockholders’ equity	43,741,293	48,044,532

Total liabilities and stockholders’ equity	$64,186,807	$50,223,915

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Period from September 26, 2000 (inception) to March 31,
	2009	2008	2009
Revenues	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	1,258,421
Research and development	3,100,901	6,078,411	136,773,599
General and administrative	2,164,194	2,581,262	80,824,901

Total operating expenses	5,265,095	8,659,673	218,856,921

Operating loss	(5,265,095)	(8,659,673)	(217,298,694)
Gain/(Impairment charge) on long-term investments, long-term asset and marketable securities	26,671	(2,359,201)	(1,233,313)
Foreign exchange gain/(loss)	27,088	(617,931)	(61,071)
Interest income, net	217,950	834,351	18,014,164
Income taxes	(5)	(147)	(33,564)

Net loss	(4,993,391)	(10,802,601)	(200,612,478)
Accretion to redemption value of redeemable convertible preferred stock	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	(31,264,677)

Net loss applicable to common stockholders	$(4,993,391)	$(10,802,601)	$(231,975,600)

Basic and diluted net loss per common share	$(0.41)	$(0.89)

Shares used to compute basic and diluted net loss per common share	12,072,027	12,072,027